Exhibit 3.1

Delaware

PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "AMERICAN SANDS ENERGY CORP.", FILED IN THIS OFFICE ON THE EIGHTH DAY OF NOVEMBER, A.D. 2013, AT 3:49 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

5036776 8100

131289775

AUTHENTICATION: 0889295

DATE: 11-12-13

You may verify this certificate online
at corp.delaware.gov/authver.shtml

CERTIFICATE OF DESIGNATION

SETTING FORTH "RESOLUTION DESIGNATING

SERIES A PREFERRED STOCK

AND FIXING PREFERENCES AND RIGHTS THEREOF"

ADOPTED BY THE BOARD OF DIRECTORS OF

AMERICAN SANDS ENERGY CORP.

Pursuant to the Provisions of Section 151 of the

General Corporation Law of the State of Delaware, as amended

We, the undersigned. William Gibbs and Daniel Carlson, respectively, the Chief Executive Officer and Secretary of American Sands Energy Corp., a Delaware corporation (hereinafter sometimes referred to as the “Corporation”), hereby certify as follows:

FIRST: That under the provisions of Article 4 of the Certificate of Incorporation of the Corporation, the total number of shares which the Corporation may issue is 200,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share, and under said Certificate of Incorporation, as may be amended (the “Certificate of Incorporation”), the shares of Preferred Stock are authorized to be issued by the Board of Directors and the Board of Directors is expressly authorized to determine by resolution, the designation, powers, rights, preferences and qualifications, limitations or restrictions, not fixed and determined by the Certificate of Incorporation.

SECOND: That the Board of Directors of the Corporation pursuant to the authority so vested in it by Article 4 of the Certificate of Incorporation, and in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law, as amended, adopted on November 7, 2013, the following resolution creating a series of Preferred Stock designated as “Series A Preferred Stock,” which resolution has not been amended, modified, rescinded or revoked and is in full force and effect on the date hereof:

"RESOLUTION OF THE BOARD OF DIRECTORS OF AMERICAN SANDS ENERGY CORP. DESIGNATING SERIES A PREFERRED STOCK AND FIXING PREFERENCES AND RIGHTS THEREOF"

BE IT RESOLVED, that, pursuant to authority expressly granted to and vested in the Board of Directors of American Sands Energy Corp., hereinafter called the “Corporation,” by the provisions of the Certificate of Incorporation, the Board of Directors of the Corporation hereby fixes the designation, voting powers, rights on liquidation or dissolution, and other preferences and rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the designations, preferences and relative rights, and the qualifications, limitations or restrictions thereof: set forth in the Certificate of Incorporation which arc applicable to the Series A Preferred Stock) as follows:

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1. Designation. The Series A Convertible Preferred Stock shall be designated “Series A Convertible Preferred Stock” and is hereinafter in this Resolution called the “Series A Preferred Stock.” The number of shares constituting such Series A Preferred Stock shall be three million two hundred fifty thousand 3,250,000). The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock are set forth below in Sections 2 through Section 8.

2. Dividend Provisions. The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on Common Stock of the Corporation, at the rate of $0.084 per share for each share of Series A Preferred Stock (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) per annum or, if greater (as determined on an as-converted basis), an amount equal to that paid on any other outstanding shares of the Corporation whenever funds arc legally available therefor, payable quarterly when, as and if declared by the Board of Directors. Such dividends shall be cumulative.

3. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, by reason of their ownership thereof, an amount per share equal to $1.40 for each outstanding share of Series A Preferred Stock (as adjusted for stock splits, stock dividends and recapitalizations) (the “Original Series A Issue Price”) plus an amount equal to declared but unpaid dividends thereon. If, upon the occurrence of such an event the assets and property thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the assets and property of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the aggregate preferential amounts owed such holders upon a liquidation, dissolution or winding up of the Corporation.

(b) After the distributions described in subsection (a) above have been paid in full, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Common Stock, pursuant to the terms of such equity interests.

(c) Any securities to be delivered to the holders of the Series A Preferred Stock and/or Common Stock pursuant to Sections 3(a), or (b) above shall be valued as follows:

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(i) Securities not subject to investment letter or other similar restrictions on free marketability:

(A) If traded on a national securities exchange or the Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing: and

(C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

4. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.40 for each share of Series A Preferred Stock, by the Conversion Price at the time in effect for such shares. The initial “Conversion Price” for shares of Series A Preferred Stock shall be $0.35 per share; provided, however, that such Conversion Price shall be subject to adjustment as set forth below in Section 4(d).

(b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically into Common Shares of the Corporation, at the then applicable Conversion Price, on the closing by the Company of a debt or equity financing of $10 million or more. The conversion shall be deemed to happen contemporaneously with such financing.

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(c) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Series A Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock arc to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series A Preferred Stock at the address requested by such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion will be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, unless otherwise designated in writing by the holders of such Series A Preferred Stock, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Series A Preferred Stock.

(A) If the Corporation. at any time after the date of the first issuance of Series A Preferred Stock (the “Series A Initial Purchase Date”), shall issue any Additional Stock (as defined below) for a consideration per share less than the Conversion Price for the Series A Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series A Preferred Stock shall be adjusted such that upon conversion, the price per Common Share in effect immediately prior to such issuance shall forthwith be adjusted to equal the effective price of a share of Additional Stock.

(B) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(C) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(D) This provision shall not apply to options or other securities issued pursuant to the Corporation’s incentive stock option plan.

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(E) Except as otherwise provided in Section 4, no adjustment of the Conversion Price for the Series A Preferred Stock shall be made upon the issuance of any Additional Stock without consideration or for consideration per share less than the Conversion Price of the Series A Preferred Stock in effect immediately prior to the issuance of such Additional Stock. The Conversion Price Adjustment set forth in this Section 4(c) shall only apply to the first issuance of Additional Stock and not to any subsequent issuances.

(F) “Additional Stock” shall mean any shares of Common Stock issued by the Corporation on or after the Series A Initial Purchase Date other than shares of Common Stock issued or issuable

(1) pursuant to a transaction described in subsection 4(c) (E) above,

(2) any options or other securities issued pursuant to the Corporation’s Long Term Incentive Plan,

(3) in connection with capital equipment leases, commercial debt financing, technology acquisitions and other comparable transactions approved by the Board of Directors, or

(4) upon conversion of the Series A Preferred Stock.

(e) Stock Splits. In the event the Corporation should at any time or from time to time after the Series A Initial Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Series A Preferred Stock shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of outstanding shares. If the number of shares of Common Stock outstanding at any time after the Series A Initial Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each series of Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

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(f) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(c), then, in each such case for the purpose of this subsection 4(c), the holders of Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(g) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Section 3 or this Section 4) provision shall be made so that the holders of each series of Series A Preferred Stock shall thereafter be entitled to receive upon conversion of such series of Series A Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of each series of Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such series of Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(h) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of each series of Series A Preferred Stock against impairment.

(i) No Fractional Shares and Certificate as to Adjustments.

(i)  No fractional shares shall be issued upon conversion of the Series A Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share,

(ii) Upon the occurrence of each adjustment or readjustment of any Conversion Price of any of the Series A Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Series A Preferred Stock.

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(j) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall he sufficient for such purposes.

(l) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

5. Voting Rights. The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then he converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock. and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together as a single voting class with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote

6. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation, and the Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

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RESOLVED FURTHER, that the appropriate officers of the Corporation arc hereby authorized and directed to execute and acknowledge a certificate setting forth these resolutions and to cause such certificate to be tiled and recorded, all in accordance with the requirements of Section 151(g) of the General Corporation Law of the State of Delaware, as amended."

THIRD: The number of shares of Series A Preferred Stock that may be issued by the Corporation pursuant to said resolution is three million two hundred fifty thousand (3,250,000).

/s/ William Gibbs
William Gibbs, Chairman and Chief Executive Officer

(Corporate Seal)

/s/ Daniel Carlson

Daniel Carlson, Secretary

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